Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com
IPC The Hospitalist Company Reports Third Quarter 2014 Financial Results
North Hollywood, CA—October 22, 2014—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2014. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.
Third Quarter 2014 Highlights (comparisons are to third quarter 2013):

•	Net revenue increased 14% to $169.8 million, with same-market area net revenue growth of 9%.

•	Patient encounters increased 16% to 1,749,000.

•	Adjusted EBITDA increased 11% to $18.1 million.
Nine Months Ended September 30, 2014 Highlights (comparisons are to nine months ended September 30, 2013):

•	Net revenue increased 15% to $514.8 million, with same-market area net revenue growth of 10%.

•	Patient encounters increased 14% to 5,240,000.

•	Adjusted EBITDA increased 10% to $54.2 million.
Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, said, “We continue to execute our long-term growth strategy that offers our providers an environment to focus on patient care and improved patient outcomes. Our strong third quarter results were driven by solid contributions from both acquisitions and organic hires.”
Dr. Singer added, “We are pleased with the initial benefits that we are seeing from our recruiting initiatives, which coupled with the fifteen acquisitions completed year-to-date through September, resulted in a 17% increase in headcount. We also anticipate achieving our original headcount target by year end, and along with our healthy acquisition pipeline, we are very excited about the growth opportunities for 2015 and beyond.”
Third Quarter 2014
Patient encounters for the three months ended September 30, 2014 increased by 240,000, or 15.9%, to 1,749,000, compared with 1,509,000 for the same period in the prior year. Net revenue for the three months ended September 30, 2014 was $169.8 million, an increase of $20.7 million, or 13.9%, from $149.1 million for the same period in the prior year. Of this $20.7 million increase, 62.0% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 38.0% was attributable to revenue generated from operations in new markets. Same-market net revenue increased 8.7% and same-market encounters increased 9.9%.
Physician practice salaries, benefits and other expenses for the three months ended September 30, 2014 were $123.6 million, or 72.8% of net revenue, compared with $108.2 million, or 72.6% of net revenue, for the same period in the prior year. The dollar increase in cost of services is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $3.5 million, or 14.2%, to $28.1 million, or 16.6% of net revenue, for the three months ended September 30, 2014, compared with $24.6 million, or 16.5% of net revenue, for the same period in the prior year. The 10 basis point increase as a percentage of revenue is primarily related to the Company’s expansion of its corporate business development and recruiting resources. The dollar increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental costs of supporting the Company’s post-acute business, expansion of the Company’s corporate business development and recruiting resources and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.3% of net revenue for the three months ended September 30, 2014 and 2013.
The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was an increase to expense of $2.4 million and $0.3 million for the three months ended September 30, 2014 and 2013, respectively.
Adjusted EBITDA for the three months ended September 30, 2014 increased 11.4% to $18.1 million, or an adjusted EBITDA margin of 10.6%, compared with adjusted EBITDA of $16.2 million, or an adjusted EBITDA margin of 10.9% for the same period in the prior year. The adjusted EBITDA margin decrease of 30 basis points compared with the same period in the prior year is primarily related to an increase in physician practice expenses as a percentage of revenue.
The effective tax rate for the three months ended September 30, 2014 and 2013 was 38.3%.
Adjusted net income for the three months ended September 30, 2014 increased 9.1% to $10.1 million, or a 5.9% adjusted net income margin, compared with adjusted net income of $9.2 million, or a 6.2% adjusted net income margin, for the same period in the prior year. GAAP net income for the three months ended September 30, 2014 decreased to $8.6 million from $9.1 million for the same period in the prior year, and GAAP net income margin was 5.1% and 6.1% for the three months ended September 30, 2014 and 2013, respectively.
Adjusted diluted earnings per share for the three months ended September 30, 2014 and 2013 was $0.57 and $0.53, respectively. GAAP diluted earnings per share for the three months ended September 30, 2014 was $0.49, compared with $0.52 for the same period in the prior year.
Liquidity and Capital Resources
As of September 30, 2014, IPC had approximately $80.2 million in liquidity, which is composed of $25.5 million in cash and cash equivalents, and an available line of credit of $54.7 million. IPC had borrowings of $70.0 million from its revolving line of credit outstanding at September 30, 2014.
Net cash provided by operating activities for the nine months ended September 30, 2014 was $53.8 million, compared with $46.6 million for the same period in the prior year. The change in working capital during the nine months ended September 30, 2014 was largely related to an increase in accounts receivable of $7.1 million, a decrease in prepaid expenses and other current assets of $9.6 million, an increase in accounts payable and accrued liabilities of $4.0 million, and an increase in accrued compensation of $6.6 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 55 DSO and 56 DSO as of September 30, 2014 and December 31, 2013, respectively.
Net cash used in investing activities was $38.8 million for the nine months ended September 30, 2014, compared with $71.1 million for the same period in the prior year. Cash of $35.1 million was used during the nine months ended September 30, 2014 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $68.0 million for the same period in the prior year.

For the nine months ended September 30, 2014, net cash used in financing activities was $14.5 million, compared with $30.7 million of cash provided by financing activities for the same period in the prior year. During the nine months ended September 30, 2014, the Company repaid $20.0 million of its outstanding revolving line of credit. During the nine months ended September 30, 2013, the Company repaid $20.0 million of its outstanding revolving line of credit and borrowed $45.0 million under the revolving line of credit to fund its practice acquisitions towards the end of such period.
2014 Guidance
The Company has updated the range of its guidance for the full year 2014 and now expects revenue to be in the range of $692.0 million to $698.0 million, adjusted EBITDA in the range of $71.0 to $72.5 million, and adjusted diluted earnings per share to be in the range of $2.23 to $2.29. This compares to previous full year 2014 expectations for revenue to be in the range of $720.0 million to $732.0 million, adjusted EBITDA in the range of $76.0 million to $79.0 million, and adjusted diluted earnings per share to be in the range of $2.41 to $2.51. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 17.6 million for the year; (ii) a 38.3% effective tax rate, and (iii) $5.5 million in depreciation and amortization expense. Not included in the assumptions are (i) new market practice acquisitions completed after today’s date, and (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions.

Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.
During the three and nine months ended September 30, 2014 and 2013, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.
During the three months ended September 30, 2014 and 2013, the Company recorded an increase to expense of $2,390,000 and $282,000, respectively, and during the nine months ended September 30, 2014 and 2013, the Company recorded an increase to expense of $1,312,000 and a reduction to expense of $6,073,000, respectively, as a net change in fair value. In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
The following unaudited tables reconcile non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended September 30,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$14,307	$2,390	$16,697	$14,791	$282	$15,073
Investment income	2	—	2	7	—	7
Interest expense	(361)	—	(361)	(109)	—	(109)
Income before income taxes	13,948	2,390	16,338	14,689	282	14,971
Income tax provision	5,341	915	6,256	5,626	108	5,734
Net income	$8,607	$1,475	$10,082	$9,063	$174	$9,237
Earnings per share (diluted)	$0.49	$0.08	$0.57	$0.52	$0.01	$0.53
Weighted average shares (diluted)	17,652,892		17,652,892	17,368,426		17,368,426

	Nine Months Ended September 30,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$48,847	$1,312	$50,159	$51,962	$(6,073)	$45,889
Investment income	4	—	4	12	—	12
Interest expense	(1,057)	—	(1,057)	(323)	—	(323)
Income before income taxes	47,794	1,312	49,106	51,651	(6,073)	45,578
Income tax provision (benefit)	18,304	502	18,806	19,782	(2,326)	17,456
Net income	$29,490	$810	$30,300	$31,869	$(3,747)	$28,122
Earnings per share (diluted)	$1.68	$0.04	$1.72	$1.85	$(0.22)	$1.63
Weighted average shares (diluted)	17,591,876		17,591,876	17,239,296		17,239,296
The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income from operations (GAAP)	$14,307	$14,791	$48,847	$51,962
Plus: Depreciation and amortization	1,375	1,148	4,006	3,462
EBITDA (non-GAAP)	15,682	15,939	52,853	55,424
Less: Net change in fair value of contingent consideration	2,390	282	1,312	(6,073)
Adjusted EBITDA (non-GAAP)	$18,072	$16,221	$54,165	$49,351
Conference Call Information
IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning October 22, 2014 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 21, 2014 at 11:59 p.m.

About IPC The Hospitalist Company
IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its employed providers comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.
Safe Harbor Statement
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2014 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.
In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.
IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,470	$25,010
Accounts receivable, net	110,664	103,585
Insurance receivable for malpractice claims, current portion	13,311	11,653
Prepaid expenses and other current assets	9,515	19,378
Total current assets	158,960	159,626
Property and equipment, net	7,217	6,343
Goodwill	388,194	357,387
Other intangible assets, net	5,161	5,857
Insurance receivable for malpractice claims, less current portion	23,512	20,599
Total assets	$583,044	$549,812
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,446	$5,486
Accrued compensation	42,281	35,639
Payable for practice acquisitions, current portion	28,904	32,430
Medical malpractice and self-insurance reserves, current portion	13,900	12,211
Deferred tax liabilities, current portion	969	969
Total current liabilities	95,500	86,735
Long-term debt	70,000	90,000
Medical malpractice and self-insurance reserves, less current portion	48,990	44,044
Payable for practice acquisitions, less current portion	6,955	8,289
Deferred tax liabilities, less current portion	5,762	5,762
Total liabilities	227,207	234,830
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,215,224 and 17,015,580 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	17	17
Additional paid-in capital	179,291	167,926
Retained earnings	176,529	147,039
Total stockholders’ equity	355,837	314,982
Total liabilities and stockholders’ equity	$583,044	$549,812

IPC The Hospitalist Company, Inc.
Consolidated Statements of Income
(dollars in thousands, except for per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue	$169,757	$149,073	$514,751	$447,917
Operating expenses:
Cost of services—physician practice salaries, benefits and other	123,551	108,221	376,511	326,873
General and administrative	28,134	24,631	84,075	71,693
Net change in fair value of contingent consideration	2,390	282	1,312	(6,073)
Depreciation and amortization	1,375	1,148	4,006	3,462
Total operating expenses	155,450	134,282	465,904	395,955
Income from operations	14,307	14,791	48,847	51,962
Investment income	2	7	4	12
Interest expense	(361)	(109)	(1,057)	(323)
Income before income taxes	13,948	14,689	47,794	51,651
Income tax provision	5,341	5,626	18,304	19,782
Net income	$8,607	$9,063	$29,490	$31,869
Net income per share:
Basic	$0.50	$0.54	$1.72	$1.90
Diluted	$0.49	$0.52	$1.68	$1.85
Weighted average shares:
Basic	17,187,819	16,839,069	17,122,574	16,769,085
Diluted	17,652,892	17,368,426	17,591,876	17,239,296

IPC The Hospitalist Company, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income	$29,490	$31,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,006	3,462
Stock-based compensation expense	6,118	5,467
Changes in assets and liabilities:
Accounts receivable	(7,079)	(10,755)
Prepaid expenses and other current assets	9,645	9,788
Accounts payable and accrued expenses	3,960	3,515
Accrued compensation	6,642	7,423
Medical malpractice and self-insurance reserves, net	2,064	1,973
Accrued contingent consideration	(1,023)	(6,116)
Net cash provided by operating activities	53,823	46,626
Investing activities
Acquisitions of physician practices	(35,138)	(68,044)
Purchase of property and equipment	(3,690)	(3,032)
Net cash used in investing activities	(38,828)	(71,076)
Financing activities
Proceeds from long-term debt	—	45,000
Repayments of long-term debt	(20,000)	(20,000)
Net proceeds from issuance of common stock	4,787	4,062
Excess tax benefits from stock-based compensation	678	1,653
Net cash (used in) provided by financing activities	(14,535)	30,715
Net increase in cash and cash equivalents	460	6,265
Cash and cash equivalents, beginning of period	25,010	16,214
Cash and cash equivalents, end of period	$25,470	$22,479

IPC The Hospitalist Company, Inc.
Operating Data
(unaudited)
Patient Encounter Data:
The following is a summary of the Company's patient encounters for the seven consecutive quarters ended September 30, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014
Patient encounters	1,576	1,513	1,509	1,613	1,764	1,727	1,749
Employee Data:
The following is a summary of the Company's affiliated hospitalists employed at the end of the seven consecutive quarters ended September 30, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014
Employed physicians	1,096	1,062	1,175	1,257	1,212	1,184	1,251
Nurse practitioners and physician assistants	360	372	395	508	501	560	587
Total	1,456	1,434	1,570	1,765	1,713	1,744	1,838